THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

10% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

No.  [_]

US$[_____]                                                                                                              September __, 2011

THIS NOTE is one of a duly authorized issue of senior secured convertible promissory notes (each, a “Note” and collectively, the “Notes”) of Power Efficiency Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware (“Power Efficiency”, “Borrower” or “Company”).  The Notes are designated as the 10% Senior Secured Promissory Notes, in an aggregate maximum principal face value for all Notes of this series (the “Series”) of up to Two Million Five Hundred Thousand and no/100 United States Dollars (US $2,500,000.00).

FOR VALUE RECEIVED, the Company promises to pay to the registered holder hereof,____________, or its successors or assigns (the “Holder”), the principal sum of ______ ($______), or such other amount as shall then equal the outstanding principal amount hereof, in accordance with the terms hereof, and to pay interest on the principal sum outstanding at the rate of ten percent (10%) per annum.  Accrual of interest on the outstanding principal amount shall commence on the date hereof and shall continue until payment in full of the outstanding principal amount has been made or duly provided for.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Principal Repayment.  The outstanding principal amount of this Note, and all accrued but unpaid interest, shall be paid on or before March __, 2012 (the “Maturity Date”).

2. Interest.  (a)  The holders of the Notes are entitled to receive interest (“Interest”) at an annual rate of ten percent (10%) of the principal dollar value of the Notes held.  Accrued interest on each Note shall be payable (a) upon the payment in full or prepayment of any portion of the Note (but only on the principal amount so paid) and (b) at the Maturity Date.

(b) Notwithstanding the provisions of this Note, if the rate of interest payable under this Note is limited by law, the interest payable under this Note shall be the lesser of (a) the amount calculated at the rate set forth in this Note and (b) the maximum interest permitted by law.  If, however, interest is paid under this Note in excess of the maximum rate of interest permitted by law, any interest so paid which exceeds that maximum rate shall automatically be considered a payment of principal and shall automatically be applied in reduction of principal due on this Note to the extent of the excess.  The provisions of this Section 2(b) shall survive the satisfaction or termination of this Note.

3.   Prepayment.    The Company may prepay the principal and interest due on this Note, at any time, in whole or in part without penalty or premium.  Notwithstanding the foregoing, the Company may prepay the Note in the amount no less than the sum of the (i) principal plus (ii) Interest accrued through the date of prepayment at the annual interest rate set forth herein.

4.           Collateral.  This Note is secured by a Security Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Security Agreement”), executed by the Company in favor of all Holders of Notes, covering the specified assets of the Company therein described (collectively, the “Collateral”), which Security Agreement secures the payment and performance of all obligations under the Notes.  The Security Agreement and the Uniform Commercial Code financing statements in connection with the Security Agreement, and any and all other documents executed and delivered by the Company to the Holder under which the Holder is granted liens on assets of the Company, are collectively referred to as the “Security Documents.”

5.            Rights upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Notes shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any debt or equity security of the Company, an amount equal to the unpaid principal face amount of their respective Notes and any accrued and unpaid interest thereon.

6.           Merger, Consolidation or Other Corporate Reorganization. A merger, consolidation or other corporate reorganization in which the Company’s stockholders shall receive cash or securities of another entity, or any transaction in which all or substantially all of the assets of the Company are sold shall be treated as a liquidation for purposes of the liquidation preference set forth in Section 5 hereof.

7.           Affirmative Covenants of the Company.  The Company and each of its subsidiaries (the “Subsidiaries”) hereby agree that, so long as the Note remains outstanding and unpaid, the Company and the Subsidiaries will and with respect to the agreements set forth in this Section 7 hereof:

(a)           Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any properties belonging to it before the same shall be in default; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge or levy which is being contested in good faith by proper proceedings and adequate reserves for the accrual of same are maintained if required by generally accepted accounting principles;

(b)           Preserve its corporate existence and continue to engage in business of the same general type as conducted as of the date hereof;

(c)           Comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements (the "Requirements") of all governmental bodies, departments, commissions, boards, companies or associates insuring the premises, courts, authorities, officials, or officers, which are applicable to the Borrower or its property; except wherein the failure to comply would not have a material adverse effect on the Borrower or its property; provided that nothing contained herein shall prevent the Borrower from contesting the validity or the application of any Requirements;

(d)           Preserve the value of the Collateral (as defined in the Security Agreement) by using all possible efforts to challenge any claim that the Borrower's patents infringe upon any patents held by a third party and to make any necessary filings to prosecute the pending patent applications.  In the event such steps are not taken to the reasonable satisfaction of the Holder, Holder shall have the right (at the Borrower's expense) to take all necessary steps to preserve the value of the Collateral; and

(e)           Not grant any party other than the Holders of the Notes a security interest in any of the Collateral senior to the Holders.

8.           Representations and Warranties.  Borrower represents and warrants to the Holder that:

(a)           Organization; Powers.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, property, operations, prospects or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, is qualified to do business in, and is in good standing in, every jurisdiction where that qualification is required.

(b)           Authorization; Enforceability.  The transactions contemplated under this Note are within Borrower’s corporate powers and have been duly authorized by all necessary corporate (including, if required, stockholder) action.  This Note has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)           Governmental Approvals; No Conflicts.  The transactions contemplated under this Note will not: (i) violate or result in a default under any agreement or other instrument binding upon the Borrower or its property and assets or give rise to a right under any such agreement or other instrument to require any payment to be made by the Borrower or (ii) result in the creation or imposition of any lien on any property or asset of Borrower other than the liens created under the Security Agreement.

(d)           Properties and Assets.

(i)           Borrower has good title to all its property and assets, free and clear of all liens (other than the liens of the Security Agreement), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize its properties and assets for their intended purposes.

(ii)           Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use of any such property by Borrower does not infringe upon the rights of any other person or entity.

9.           Conversion.

(a)           Conversion.  In the event the Company consummates any subsequent financing while the Note is outstanding, (the “New Financing”), all amounts due and owing under this Note then outstanding (including all accrued but unpaid Interest thereon) may be converted into equity or debt on the same terms as such New Financing at the sole discretion of the Holder (a “Conversion”).

(b)          Mechanics of Conversion.  The Holder shall surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate against delivery of the certificates representing the new securities of the Company.  So long as the Note is not surrendered, the Note shall represent the right to receive the securities which the Holder would have received upon the Conversion. The Company shall prepare and deliver to the Holder such number of securities of the New Financing as are to be issued upon conversion of this Note in accordance with Section 9(a).

(c)           Adjustments for Stock Splits and Combinations and Stock Dividends.  If the Company shall at any time or from time to time after the date of Conversion, effect a stock split or combination of the outstanding Common Stock or pay a stock dividend in shares of Common Stock, then the number of shares of Common Stock issuable in the New Financing shall be proportionately adjusted in accordance with the terms thereof. Any adjustments under this Section 9(c) shall be effective at the close of business on the date the stock split or combination becomes effective or the date of payment of the stock dividend, as applicable.

(e)        Adjustment Certificate. When any adjustment is required to be made in the number of securities issuable in a New Financing under Section 9(c), the Company shall promptly mail to the Holder a certificate setting forth a brief statement of the facts requiring such adjustment and the conversion price after such adjustment.

(f)           Elimination of Fractional Interests.  No fractional securities shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of securities shall be rounded up to the nearest whole share.

10.           Events of Default.  Upon any one or more of the following events or occurrences (“Events of Default”):

(a)           if any portion of the Note is not paid when due following ten (10) days written notice to Borrower and an opportunity to cure;

(b)           if the Company makes an assignment for the benefit of creditors; or

(c)           if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, it shall constitute an Event of Default only upon the same not being discharged, stayed or dismissed within 90 days, then, Holder may, upon written notice to the Borrower, elect to declare the entire principal amount of the Note then outstanding, together with accrued unpaid interest thereon due and payable.  Upon receipt of such notice, the Company shall have twenty (20) business days to cure the Event of Default and if uncured on the twenty-first (21st) business day, all principal and accrued interest shall become immediately due and payable.

11.           Note Holder Not Deemed a Stockholder.  No Holder of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company’s common stock for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company.

12.           Mutilated, Destroyed, Lost or Stolen Notes.  In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company.  In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

13.           Payment.  Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America, at the option of the Holder, (i) at the principal office of the Holder, or such other place or places as may be reasonably specified by the Holder of this Note in a written notice to the Company at least five (5) business days before a given payment date, or (ii) by mailing a good check in the proper amount to the Holder at least two days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment; provided, however, that the Company shall make payment by wire transfer to an account such Holder may specify in writing to the Company at least two days prior to the due date of each payment.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  The Holder shall keep a record of each payment of principal and interest with respect thereto.

14.           Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.  Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company.  Interest and principal are payable only to the registered Holder of this Note.

15.           Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of greater than 50% of the face amount of all then outstanding Notes issued in the Series.

16.           Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

17.           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

18.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Company or the Holder at the address or facsimile number set forth herein.  Any party hereto may by notice so given change its address for future notice hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

19.           Governing Law, Jurisdiction and Waiver of Jury Trial.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

THE COMPANY HEREBY CONSENTS AND AGREES THAT THE APPLICABLE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF NEVADA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEVADA; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER.  THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

THE COMPANY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

20.           Arbitration.  In the event any controversy or dispute shall arise between the parties under, out of, in connection with, or relating to this Note or the breach thereof, the party initiating such controversy or making such claim shall provide to the other party notice containing a brief and concise statement of the initiating party’s claims, together with relevant facts supporting them.  Following the date of said notice, the parties shall make good faith efforts to settle the dispute.  In the event the parties have been unable to reach accord using the procedures set forth in this section, either party may seek binding arbitration before three (3) arbitrators in accordance with the rules of the American Arbitration Association (“AAA”).  Each party shall appoint one arbitrator and the appointed arbitrators shall appoint the third arbitrator.  In the event the two appointed arbitrators are unable to agree upon the third arbitrator, the AAA shall designate the third arbitrator to arbitrate the controversy or dispute.  The arbitration shall be held in Las Vegas, Nevada.  Within thirty (30) days after initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six (6) months from selection of the three arbitrators.  Failing such agreement, AAA will design, and the parties will follow, such procedures.  THE ARBITRATORS SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.  Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

21.           Severability.  In the event any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

22.           Expenses.  Each party shall bear its own expenses incurred in connection with all transactions in respect of the Notes.

23.           Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

24.           Headings.  Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

POWER EFFICIENCY CORPORATION By: _________________________ Name: Steven Z. Strasser Title: Chief Executive Officer